     Exhibit 99.1

Apollo Global Management, LLC Reports First Quarter 2017 Results

New York, April 28, 2017-- Apollo Global Management, LLC (NYSE:APO) (together with its consolidated subsidiaries, “Apollo”) today reported results for the first quarter ended March 31, 2017.

“Apollo’s strong performance during the first quarter underscores the power of our integrated platform to consistently deliver solid investment results,” said Leon Black, Chairman and Chief Executive Officer. “Our great start in 2017 adds to Apollo’s momentum and further strengthens its position as a leading global investment manager with $197 billion of total assets under management.”

Apollo issued a full detailed presentation of its first quarter ended March 31, 2017 results, which can be viewed through the Investor Relations section of Apollo’s website at http://ir.agm.com.

Distributions
Apollo has declared a cash distribution of $0.49 per Class A share for the first quarter ended March 31, 2017. This distribution will be paid on May 31, 2017 to holders of record at the close of business on May 19, 2017. Apollo intends to distribute to its shareholders on a quarterly basis substantially all of its distributable earnings after taxes and related payables in excess of amounts determined by its manager to be necessary or appropriate to provide for the conduct of its business.
On March 7, 2017, Apollo issued 11,000,000 6.375% Series A Preferred shares at $25.00 per share, including 1,000,000 of Series A Preferred shares sold pursuant to the over-allotment option granted by Apollo to the underwriters. Distributions on the Series A Preferred shares, when and if declared by the manager of Apollo, will be payable quarterly on March 15, June 15, September 15 and December 15 of each year, beginning on June 15, 2017. Distributions on the Series A Preferred shares are non-cumulative.
Apollo has declared a cash distribution of $0.433854 per Series A Preferred share, which will be paid on June 15, 2017 to holders of record at the close of business on June 1, 2017. This first distribution on Series A Preferred shares is calculated based on the date of the original issuance.
The declaration and payment of distributions on Class A shares or Series A Preferred shares are at the sole discretion of Apollo’s manager. Apollo cannot assure its shareholders that they will receive any distributions in the future.

Conference Call
Apollo will host a conference call on Friday, April 28, 2017 at 10:00 a.m. Eastern Time. During the call, members of Apollo’s senior management team will review Apollo’s financial results for the first quarter ended March 31, 2017. The conference call may be accessed by dialing (888) 868-4188 (U.S. domestic) or +1 (615) 800-6914 (international), and providing conference call ID 90460729 when prompted by the operator. The number should be dialed at least ten minutes prior to the start of the call. A simultaneous webcast of the conference call will be available to the public on a listen-only basis and can be accessed through the Investor Relations section of Apollo’s website at http://ir.agm.com.

Following the call, a replay of the event may be accessed either telephonically or via audio webcast. A telephonic replay of the live broadcast will be available approximately two hours after the live broadcast by dialing (800) 585-8367 (U.S. callers) or +1 (404) 537-3406 (non-U.S. callers), passcode 90460729. To access the audio webcast, please visit Events in the Investor Relations section of Apollo’s website at http://ir.agm.com.

About Apollo
Apollo is a leading global alternative investment manager with offices in New York, Los Angeles, Houston, Chicago, St. Louis, Bethesda, Toronto, London, Frankfurt, Madrid, Luxembourg, Mumbai, Delhi, Singapore, Hong Kong and Shanghai. Apollo had assets under management of approximately $197 billion as of March 31, 2017 in private equity, credit and real estate funds invested across a core group of nine industries where Apollo has considerable knowledge and resources. For more information about Apollo, please visit www.agm.com.
Forward-Looking Statements
In this press release, references to “Apollo,” “we,” “us,” “our” and the “Company” refer collectively to Apollo Global Management, LLC, together with its consolidated subsidiaries. This press release may contain forward looking statements that are within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include, but are not limited to, discussions related to Apollo’s expectations regarding the performance of its business, its liquidity and capital resources and the other non-historical statements in the discussion and analysis. These forward-looking statements are based on management’s beliefs, as well as assumptions made by, and information currently available to, management. When used in this press release, the words “believe,” “anticipate,” “estimate,” “expect,” “intend” and similar expressions are intended to identify forward-looking statements. Although management believes that the expectations reflected in these forward looking statements are reasonable, it can give no assurance that these expectations will prove to have been correct. These statements are subject to certain risks, uncertainties and assumptions, including risks relating to our dependence on certain key personnel, our ability to raise new private equity, credit or real estate funds, market conditions, generally, our ability to manage our growth, fund performance, changes in our regulatory environment and tax status, the variability of our revenues, net income and cash flow, our use of leverage to finance our businesses and investments by our funds and litigation risks, among others. We believe these factors include but are not limited to those described under the section entitled “Risk Factors” in Apollo’s annual report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on February 13, 2017, as such factors may be updated from time to time in our periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this press release and in other filings. We undertake no obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise, except as required by applicable law. This press release does not constitute an offer of any Apollo fund.

Investor and Media Relations Contacts
For investor inquiries regarding Apollo, please contact:
Gary M. Stein
Head of Corporate Communications
Apollo Global Management, LLC
212-822-0467
gstein@apollolp.com

Noah Gunn
Investor Relations Manager
Apollo Global Management, LLC
212-822-0540
ngunn@apollolp.com

For media inquiries regarding Apollo, please contact:
Charles Zehren
Rubenstein Associates, Inc. for Apollo Global Management, LLC
212-843-8590
czehren@rubenstein.com

2